Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	List Underwood or Dana Nolan
(205) 264-4551	(205) 581-7890

Regions announces that Chief Administrative Officer David Edmonds plans to retire
BIRMINGHAM, Ala. - (BUSINESS WIRE) -August 27, 2014 - Regions Financial Corp. (NYSE:RF) announced today that David B. Edmonds, its chief administrative officer, plans to retire after a 20-year career at Regions. Edmonds, 61, joined the company in 1994 as Human Resources director and was named chief administrative officer in 2010.
“We appreciate Dave’s many contributions to the company over the past 20 years both as head of Human Resources and in the past four years as chief administrative officer,” said Grayson Hall, Regions chairman, president and CEO. “We thank him for his leadership and service, and we wish him well in his retirement.”
With Edmonds’ decision to retire, the company will not fill the chief administrative officer position. Edmonds will step down as chief administrative officer and a member of the Executive Council effective Sept. 2, 2014, but will remain with the company at least through March 2015 so he can assist with the transition of his responsibilities to other executives.
About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $119 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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